Prospectus Supplement No. 1                     Filed pursuant to Rule 424(b)(3)
(To Prospectus dated November 13, 1995)     Registration Statement No. 033-64171

                                 300,000 Shares

                            UMB Financial Corporation

                                  Common Stock

                                ________________

          Dividend Reinvestment and Employee Direct Stock Purchase Plan

                                _________________

  You should read this prospectus carefully so you will understand the features of the Plan and how to participate in the Plan. You should keep a copy of this prospectus for future reference.

                                _________________

      UMB  Financial   Corporation   ("UMB")  offers  you  the   opportunity  to
participate in its Dividend Reinvestment and Employee Direct Stock Purchase Plan (the "Plan"). The Plan is a convenient way to

      o   Purchase shares of UMB's common stock.

      o   Reinvest all or some of your cash dividends in additional shares.

      o   Deposit your stock certificates for safekeeping.

      This prospectus supplement amends, restates and supersedes the prospectus dated November 13, 1995, relating to the Plan. If you are currently enrolled in the Plan, your enrollment will continue uninterrupted in the Plan. All registered shareholders and employees of UMB and its affiliates are eligible to participate in the Plan. UMB's common stock is listed on the NASDAQ National Market System under the symbol "UMBF." Some of the significant features of the Plan are:

      o You may decide whether or not to participate in the Plan, and you may terminate your participation at any time.

      o You may purchase shares of UMB common stock by making optional cash payments in any amount, from a minimum payment of $25 to a maximum of $3,000 per quarter.

      o   You  may   purchase   additional   shares  of  UMB  common   stock  by
          automatically reinvesting some or all of your cash dividends in our common stock.

      o UMB will pay all of the costs of administration of the Plan and will pay your brokerage fees, if any, in connection with stock purchases.

      o The purchase price for shares of common stock purchased from UMB pursuant to the Plan will be the average of the daily high and low prices of the common stock as reported on the NASDAQ for the five (5) trading days before the applicable investment date.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      SECURITIES PURCHASED OR HELD UNDER THE TERMS OF THE PLAN ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR NON-BANK SUBSIDIARY OF UMB, AND THEY ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE BANK INSURANCE FUND OR ANY GOVERNMENT AGENCY AND MAY LOSE VALUE.

            The date of this prospectus supplement is August 27, 2004

                            UMB FINANCIAL CORPORATION

      UMB Financial Corporation, a Missouri corporation ("UMB"), is a registered bank holding company and a financial holding company under the Bank Holding
Company Act. UMB is supervised and examined by the Federal Reserve Board. Through its subsidiaries, UMB provides a variety of lending and financial services to individuals, businesses and government entities in the States of Missouri, Kansas, Colorado, Nebraska, Illinois, Oklahoma, Wisconsin, South Dakota and Arizona. UMB's principal executive offices are located at 1010 Grand Boulevard, Kansas City, Missouri 64106. Its telephone number is (816) 860-7000.

                             DESCRIPTION OF THE PLAN

      The following questions and answers constitute the Plan in its entirety.

Purpose

      1.  What is the Plan's purpose?

      The primary purpose of the Plan is to provide eligible UMB shareholders with a convenient and cost-effective way to increase their investment in UMB by investing cash dividends and optional cash payments in additional UMB shares. The Plan also provides an economical and convenient method for UMB employees to become shareholders and to increase their investment in UMB.

      The Plan Administrator may buy shares of UMB common stock on the open market or directly from UMB. If the Plan Administrator buys from UMB, the Plan has the added benefit of providing UMB with additional funds for general corporate purposes.

      The Plan is intended for the benefit of long-term investors and not for the benefit of individuals or institutions who engage in short-term trading activities which cause temporary fluctuations in the composite trading volume and market price of shares.

Advantages

      2.  What are the advantages of the Plan?

          o You may acquire additional UMB shares by having all or part of your UMB common stock dividends automatically reinvested in additional shares of UMB common stock, without commissions or service fees.

          o You may increase your holdings in UMB common stock by making purchases in a variety of ways - by check, payroll deduction (if you are employed by UMB or one of its affiliates) or monthly automatic deductions directly from your U.S. bank account, without commissions or service fees.

          o You may purchase UMB common stock in whole dollar amounts, rather than a specific quantity of shares, with the appropriate number of full and fractional shares credited to your account.

          o You may deposit common stock certificates into your account and have your ownership of common stock maintained in book-entry form.

          o You will receive regular statements indicating activity in your account.

Plan Administrator

      The administrator of the Plan is UMB Bank, N.A. (the "Plan Administrator"), the transfer agent for UMB stock. Shares of common stock purchased under the Plan are held by UMB Bank, N.A. as your agent. For information about the Plan, contact UMB Bank, N.A. at:

                     UMB Bank, N.A.
                     Securities Transfer Division
                     P.O. Box 410064
                     Kansas City, MO 64141-0064
                     Telephone:  (816) 860-7888 or 800-884-4225 (toll free)
                     Fax:  (816) 860-3963

      You  may  contact  the  Plan   Administrator   by   electronic   mail  at
stock.transfer@umb.com. You can visit our web site at www.umb.com/business/shareholder. You can also view your shareholder account at http://shareholderview.umb.com. You will need to obtain an initial password by contacting the Plan Administrator at the telephone number above.

Participation

      3.   Who is eligible to participate in the Plan?

           Record Owners. If you own UMB stock in your own name as a "record owner," you are eligible to participate in the Plan.

           Beneficial Owners. You are a "beneficial owner" if your stock is held in a brokerage account or in the name of a broker, bank or other nominee. If you are a beneficial owner, you may participate in the Plan in one of two ways:

           o You may participate directly in the dividend reinvestment feature of the Plan by becoming a record owner. You may arrange this by having one or more shares of UMB stock transferred into your name from that of your broker, bank or other nominee, or

           o You may ask the broker, bank or other nominee who is the record owner to participate on your behalf. Except for instructions received from brokers and bank nominees, the Plan Administrator cannot recognize instructions received from anyone acting as an agent on your behalf in the Plan.

           Employees. If you are an employee of UMB or one of its affiliates, you are eligible to participate in the Plan.

      4. Are there limitations on participation in the Plan other than those described above?

      We may, for any reason or no reason, decide not to allow you to participate in the Plan even if you qualify for participation in this Plan. For example, some stockholders or employees may be residents of jurisdictions in which UMB determines that it may not be legally or economically practical to offer UMB stock under this Plan. UMB may preclude residents of those jurisdictions from participating in this Plan. UMB reserves the right to modify, suspend or terminate your participation in the Plan in order to eliminate practices that UMB believes are inconsistent with the purposes of the Plan.

      You may not transfer your right to participate in this Plan except by transferring your interest in UMB stock to another person.

      5.  How do I participate in the Plan?

      If you are a record owner of UMB stock, you may join the Plan by completing and signing an Authorization Form and returning it to the Plan Administrator.

      If you are a beneficial owner and wish to join the Plan, you must contact your bank, broker or other nominee to arrange participation in the Plan on your behalf. To facilitate participation by beneficial owners, UMB has made arrangements with the Plan Administrator to reinvest dividends and accept optional cash payments under the stock purchase feature of this Plan by record owners such as brokers, banks and other nominees, on behalf of beneficial owners. Alternatively, you may simply request that the number of shares of UMB stock you wish to be enrolled in this Plan be reregistered by the bank, broker or other nominee in your name as record owner. You can then participate in the Plan directly.

      If you are an employee of UMB or one of its affiliates, you may join the Plan by completing and signing an Authorization Form and returning it, together with a minimum initial investment of $25, to the Plan Administrator. You can make your investments by personal check or money order payable to UMB Bank, N.A. Do Not Send Cash. Once you are enrolled in the Plan, you may also make your investments by automatic payroll deduction (if you are an employee of UMB or one of its affiliates) or monthly automatic deductions from your U.S. bank account, as described on the Authorization Form. You may also make monthly investments by check.

      Your participation in the Plan begins when the Plan Administrator accepts your properly completed and signed Authorization Form. In order to participate in a particular dividend, your enrollment must be effective on or before the record date established for such dividend. If the Authorization Form is accepted after that record date, your enrollment will be effective for the next investment period, although you will still be a Plan participant.

      6.  When may I enroll in the Plan?

      If you are eligible to participate in the Plan (as described in Question 3 above), you may enroll in the Plan at any time. Once enrolled, you remain enrolled until your participation is terminated at your request or by UMB.

Investment Options

      7.  What investment options are available under the Plan?

      Your investment options under the Plan are listed on the Authorization Form. You can indicate which features of the Plan you will use by checking the appropriate box on the Authorization Form.

          (a) Full Reinvestment of Dividends: Select this option if you wish to reinvest all dividends on all UMB stock registered in your name. You may also make optional cash payments.

          (b) Partial Reinvestment of Dividends: Select this option if you wish to reinvest the dividends on a specific percentage of shares of UMB stock registered in your name. Dividends on remaining shares will be paid to you in cash or by direct deposit. You may also make optional cash payments.

          (c) Optional Cash Payments Only: Select this option if you wish to participate in the Plan by making optional cash payments. You will receive cash dividends (if and to the extent declared by UMB's board of directors) on all UMB stock registered in your name.

     IMPORTANT:

     o If you return a properly signed Authorization Form to the Plan Administrator without any boxes checked, the Plan Administrator will not process the form and will return it to you to select an investment option.

     o The Plan Administrator will not process your Authorization Form if the form does not have the proper signature(s).

     8. Are there any fees or expenses to enroll in the Plan or in connection with purchases under the Plan?

      You will not pay any fees or expenses to enroll in the Plan. UMB pays all fees of UMB Bank, N.A. for administering the Plan. You will not pay any brokerage commissions, service charges or fees on shares that you purchase under the Plan.

      9.  How do I make optional cash payments?

      Optional cash payments allow you to purchase more shares than you could otherwise purchase by only reinvesting your cash dividends. You may buy shares of our common stock with optional cash payments after you submit a properly signed Authorization Form. The Plan Administrator will use your optional cash payment to purchase common stock for your Plan account after it receives your cash payment. You have no obligation to make optional investments.

      You may invest optional cash payments even if you have not chosen to reinvest your cash dividends. If you choose to make only optional cash payments, UMB will pay you cash dividends when and as declared on any shares of UMB stock registered in your name, as well as on full and fractional shares held in your Plan account.

      You may make your first optional cash payment when you enroll by enclosing a check or money order, in the amount of at least $25, and returning it, together with the Authorization Form, to the Plan Administrator. Checks should be made payable to UMB Bank, N.A. Once you are enrolled in the Plan, you may make optional cash payments by completing the tear-off remittance portion attached to your account statement. Optional cash payments need not be in the same amount each time.

      If you elect to make optional cash payments by check or money order, you must mail funds to the address indicated on the Authorization Form or the remittance form, as the case may be. If the Plan Administrator does not receive your funds and remittance form at least two (2) business days prior to the next investment date, then your optional cash payments will not be invested until the next investment date.

      If any check you deliver to the Plan Administrator is returned unpaid, the Plan Administrator may consider the request for the investment of such money null and void and may immediately remove from your account shares of common stock purchased with that payment. The Plan Administrator will charge a fee of $25 for any returned checks.

      You can automatically invest a specified monthly amount (not less than $25 and not more than $3,000 quarterly) from your U.S. bank account by completing the automatic deduction section on the Authorization Form and returning it to the Plan Administrator. Funds will be transferred from your bank account on the 26th day of each month. If the 26th is not a business day, the funds will be deducted on the next business day. The Plan Administrator will invest such funds in UMB shares on the first (1st) business day of each month. You can change or stop automatic monthly investments by completing and returning a new Authorization Form and returning it to the Plan Administrator. The Plan
Administrator must receive your instructions and authorization three (3) business days prior to the 26th day of each month.

      If you are an employee of UMB or one of its affiliates, you can invest a specified monthly amount (of at least $12.50 per pay period and not more than $3,000 quarterly) by payroll deduction by completing an Authorization Form and sending it to the Plan Administrator. The Plan Administrator must receive the Authorization Form by the 24th day of the month to be effective by the first pay period of the next month.

      10.  What are the limitations on optional cash payments?

      You may make optional cash payments by check at any time. However, your optional cash payments may not exceed $3,000 in any calendar quarter unless UMB approves your Request for Waiver, as described in Question 11 below. UMB will not accept optional cash payments of less than $25. Optional cash payments of less than $25 and that portion of any optional cash payment that exceeds the maximum quarterly purchase limit will be returned to you, without interest. You do not have to send the same amount of money each month, and there is no requirement that you make an optional cash payment each month.

      11. Is it possible for me to invest more than $3,000 per quarter in UMB common stock?

      Yes. If you submit a Request for Waiver Form and UMB approves your request, you may invest more than the $3,000 maximum in any calendar quarter for UMB common stock. No pre-established maximum limit applies to optional cash payments that may be made pursuant to a Request for Waiver. You should submit your Request for Waiver Form directly to UMB by registered mail, return receipt requested, or some other form of traceable mail, and UMB must receive it at least five (5) business days prior to an upcoming investment date for such Request for Waiver to be reviewed in time for a purchase to occur on such investment date. UMB will promptly notify you whether UMB approved your request and, if approved, the amount of your request that UMB approved. To receive a Request for Waiver Form, you may contact the Plan Administrator at 1-800-884-4225 or by electronic mail at stock.transfer@umb.com.

      UMB may grant or deny any Request for Waiver for any reason or no reason. If you and other participants request to invest amounts that are, in total, more than what UMB would accept, UMB may honor your request and the requests of other participants, in whole or in part, on a pro rata basis or by any other method UMB deems appropriate.

      12. May the Plan Administrator return optional cash payments if I request a return of such payments?

      The Plan Administrator will not return any optional cash payments unless you notify the Plan Administrator in writing at least two (2) business days prior to the relevant investment date. The Plan Administrator may delay returning any optional cash payments to you for a reasonable period.

Purchases Under the Plan

      13. What is the "investment date"?

      On the investment date, or promptly thereafter (as determined by the Plan Administrator in its sole discretion), shares of UMB common stock are purchased by the Plan Administrator with reinvested dividends and optional cash payments.

        o Reinvested Dividends:For the reinvestment of dividends, the investment date is the date declared by the board of directors for the payment of dividends. If UMB stock is not traded on the dividend payment date, then the investment date shall be the next trading day. The record date associated with a particular dividend is referred to in this Plan as a "dividend record date."

        o Optional Cash Payments: The investment date will be the first business day of every calendar month except the months in which dividends are to be paid, in which case the investment date will be the same as the investment date for the reinvestment of dividends. On the investment date or promptly thereafter, the Plan Administrator will purchase shares of UMB common stock in accordance with the instructions on your Authorization Form and the terms of the Plan. Optional cash payments received after the second (2nd) business day preceding an investment date will not be invested until the following investment date.

      14.  At what price will shares be purchased under the Plan?

      If the Plan Administrator purchases common stock directly from UMB, the price per share will be the average of the daily high and low prices of the UMB common stock as reported on the NASDAQ for the five (5) trading days before the applicable investment date.

      If the Plan Administrator purchases common stock from parties other than UMB, either in the open market or in privately negotiated purchases, then the price per share will be the weighted average of the actual prices that the Plan Administrator pays for all of the shares of common stock purchased by the Plan Administrator for such investment period.

      15.  How will I be notified of my purchases of common stock?

      The Plan Administrator will send you a statement showing the activity and balance in your Plan account as soon as practicable after each purchase of UMB common stock on your behalf. Your account statement will show the number of shares purchased and their purchase price. Your account statement will also show the total number of shares held in your account as of the investment date.

      You should keep your final statement for each year for tax purposes. The Plan Administrator may charge you a fee if you request additional copies of your prior account statements. You may also request a duplicate statement online at http://shareholderview.umb.com.

      16. What is the source of the common stock that I purchase under the Plan?

      The Plan Administrator may elect to purchase shares of common stock (i) from UMB in the form of newly issued shares or shares held by UMB in its treasury, (ii) in the open market, (iii) in privately negotiated transactions, or (iv) through a combination of the above methods. Participants in the Plan have no control over whether the Plan Administrator purchases share of common stock from UMB, in the open market, or in privately negotiated transactions.

      17.  How many shares of common stock will I purchase through the Plan?

      The number of shares of common stock that you purchase depends on several factors, including:

           o the amount of dividends that you request to have reinvested, including dividends on stock credited to your Plan account;

           o   the amount of any optional cash payments you make;

           o whether the shares are purchased directly from UMB or from third parties, either in the open market or privately negotiated transactions; and

           o the market price of the common stock on the applicable investment date.

      The Plan Administrator will credit your account with the number of shares equal to the total amount to be invested divided by the applicable purchase price. The only limit on the number of shares available for purchase is the number of shares of common stock registered for issuance under the Plan.

Certificates for Shares of UMB Common Stock

      18. Will certificates be issued for shares of common stock purchased under the Plan?

      Normally the Plan Administrator will not issue certificates for shares that you purchase under the Plan until your account is terminated or you submit a request for certificates, as described below. Your account statement will show the number of shares held in your Plan account. In addition to minimizing the costs of the Plan, this additional service protects against loss, theft, or destruction of stock certificates.

      However, you may at any time request the Plan Administrator to issue a certificate for any whole number of shares of common stock, up to the number of full shares credited to your Plan account. The Plan Administrator will generally issue certificates approximately three (3) business days after it receives your request. If the Plan Administrator receives your request to terminate on or after an ex-dividend date and before the related investment date, it will issue your certificate after the related investment date. Your request must be in writing, and you should mail it to:

                          UMB Bank, N.A.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, MO 64141-0064
                          Fax: (816) 860-3963

      If you are not terminating your participation in the Plan, future dividends on any shares for which you request a stock certificate will be treated according to your instructions indicated on the Authorization Form.

      We will not issue certificates for fractional shares of common stock under any circumstances.

      19.  In whose name will stock certificates be registered when issued?

      We will issue stock certificates registered in your name as it appears on your Plan account.

      You may ask the Plan Administrator to issue certificates in names other than the Plan account name, but you must comply with any applicable laws and you must pay any applicable taxes. You must make this request in writing, and your signature must be guaranteed by a qualified medallion guarantee member. The party receiving your shares must complete an Authorization Form and send it to the Plan Administrator in order to participate in the Plan.

      20.  Is a safekeeping service available to hold my shares?

      Yes. The Plan Administrator will hold your shares in safekeeping without cost, thus eliminating the worry about certificates being lost or stolen. Your account statement will identify the number of shares of common stock you hold and the number of shares in your Plan account.

      You may also transfer other shares of UMB common stock that are registered in your name to your Plan account at no cost. This eliminates the need for safekeeping of the certificates for those shares. If you send certificates representing shares of common stock to the Plan Administrator, please send them by registered mail, return receipt requested, and properly insured, because you bear the risk if the certificates are lost or stolen in transit. You may mail certificates, together with a written request to have the certificate(s) deposited in your Plan account, to the following address:

                          UMB Bank, N.A.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, MO 64141-0064

Withdrawal and Sale of Shares in Plan Accounts

      21.  How may shares be withdrawn from the Plan?

      Any or all shares credited to your account from time to time, including shares deposited with the Plan Administrator for safekeeping, may be withdrawn by notifying UMB Bank, N.A. in writing specifying the number of shares to be withdrawn. Certificates for whole shares will be issued to and registered in the name in which the Plan account is registered.

      22.  How may I sell stock held in my Plan account?

      You may sell some or all of your stock held in your Plan account, whether or not you are withdrawing from this Plan. You may sell your shares through the Plan Administrator by sending the Plan Administrator a request to sell some or all of the shares held in your Plan account. You will not be able to direct the date or price at which the Plan Administrator sells your stock. The Plan Administrator will attempt in good faith to make the sale in the open market within five (5) trading days after receiving your request. After the sale you will receive the proceeds of the sale minus:

           o  a brokerage commission (currently 10 cents per share);

           o  any applicable taxes; and

           o  a sale processing fee (currently $10.00).

You may inquire about brokerage commissions or other fees by contacting the Plan Administrator.

      The Plan Administrator will engage a broker to sell your shares, and the broker may be affiliated with the Plan Administrator. The Plan Administrator will mail you a check for the shares you sell after it receives the funds from the brokerage firm. UMB provides all information regarding the sale of shares to the Internal Revenue Service.

      If you wish to sell some or all of the shares in your Plan account, you should send a request to the Plan Administrator at:

                          UMB Bank, N.A.
                          Securities Transfer Division
                          P.O. Box 410064
                          Kansas City, MO 64141-0064

      Please remember that if you elect to sell your stock through the Plan Administrator, the price of our common stock may decline during the period between the Plan Administrator's receipt of your request to sell your shares and the date of the sale in the open market. The Plan Administrator will attempt in good faith to sell your shares within five (5) trading days after receiving your request; provided, however, that if the Plan Administrator receives your request to sell on or after an ex-dividend date and before the related investment date, it will sell your shares after the related investment date. You should carefully evaluate this risk, which you bear. You bear a similar risk between the time that you request a certificate and the time the certificate is actually delivered to you.

      23. What happens when I sell or transfer all of the shares of common stock held outside the Plan?

      If you sell or transfer all shares of UMB stock registered in your name outside your Plan account, the Plan Administrator, until you give other instructions, will continue to reinvest the dividends on the common stock in your Plan account according to your instructions on the Authorization Form. You may also continue to participate in the optional cash payment feature of this Plan as long as there is at least one whole share of common stock remaining in your Plan account.

      Please note that if your Plan account holds less than one full share, UMB may close your account, liquidate the fractional share and send you a check representing the market value of the fractional share that was in the account.

      24. What happens to a fraction of a share of common stock when I withdraw from the Plan or the Plan is terminated?

      When you withdraw from the Plan or the Plan is terminated by UMB, the Plan Administrator will mail you a cash payment for any fractional share of common stock. The cash payment will be based upon the market price at the time the Plan Administrator processes your termination.

Owning Stock in the Plan

      25. How will I be credited with dividends on stock held in my Plan account?

      If and when declared by UMB's board of directors, UMB will pay dividends to all holders of record of UMB stock. The Plan Administrator will receive and credit you with dividends for all stock you hold in the Plan, including fractional shares. The Plan Administrator will reinvest dividends in additional shares of UMB common stock or distribute dividends, according to your instructions.

      26.  Will I receive UMB's periodic reports and proxy statements?

      Yes. UMB will send you the same information that it sends to other stockholders, including annual reports, notices of stockholders' meetings, proxy statements, and income tax information for reporting dividends paid. UMB will also send you copies of each prospectus and any amendments or supplements to prospectuses describing the Plan.

      27.  May I have dividends on stock held in the Plan sent directly to me?

      If you elect the partial dividend reinvestment alternative, you will reinvest dividends on the specified percentage of shares of stock held in your account. All other dividends will be paid in cash. Participants making only optional cash payments will have all cash dividends paid to them directly with no reinvestment.

      You may withdraw shares from the Plan by written notice. When the Plan Administrator issues a stock certificate to you, future dividends on these shares of common stock will be treated according to the instructions on your Authorization Form.

      28. What happens if UMB issues a stock dividend or declares a stock split?

      Any shares representing stock dividends (payable in common stock) or stock splits that UMB distributes on shares of UMB common stock credited to your Plan account will be added to your Plan account. Shares representing stock dividends payable other than in UMB common stock will be paid to the Plan Administrator, which will distribute the shares in accordance with the interests of participants in the Plan. Shares representing stock dividends or split shares distributed on certificates registered in your name will be mailed directly to you in the same manner as to stockholders who are not participating in the Plan.

      29. If UMB issues rights to purchase securities to the holders of common stock, how will the rights on Plan shares be handled?

      If UMB issues transferable rights to purchase additional shares of UMB common stock or any other securities to holders of our common stock, the Plan Administrator will sell those rights (if such rights are detachable and saleable) relating to shares of common stock held by the Plan Administrator for participants and invest the proceeds in additional shares of common stock on the next investment date. In the event that those rights are not detachable or saleable, the Plan Administrator will hold those rights for your benefit. If you wish to receive any rights directly, you may do so by sending to the Plan Administrator, at least five (5) trading days before the record date for the rights offering, a written request that certificates for shares in your Plan account be sent to you.

      30. How will the stock held under this Plan be voted at meetings of stockholders?

      You can vote all whole or fractional shares of common stock held in your Plan account in person or by the proxy card sent to you. If you do not vote in person or by proxy, your shares will go unvoted.

      31.  May I pledge shares in my Plan account?

      No. You may not pledge any shares of UMB stock that you hold in your Plan account. Any pledge of shares in a Plan account is null and void. If you wish to pledge shares, you must first withdraw those shares from your Plan account and request the Plan Administrator to issue certificates for those shares in your name.

Changes in Plan Participation

      32.  How can I change my participation in the Plan?

      If you elect to change your participation from the choices made on your initial Authorization Form, you must complete a new Authorization Form and send it to the Plan Administrator.

      33. What are the costs and expenses if I change my participation in the Plan?

      UMB will pay all the costs in connection with any changes in your enrollment and participation, other than the brokerage commissions in connection with the sale of shares and sale processing fees.

Other Information

      34.  Who bears the risk of price changes in the common stock?

      You bear the financial risk of changes in the market value and marketability of all shares, whether whole or fractional, of common stock enrolled in the Plan and allocated to your account. You should recognize that neither UMB nor the Plan Administrator can provide any assurance of a profit or protection against loss on shares purchased under the Plan.

      35.  May I set up an individual retirement account?

      You may establish a qualified individual retirement account ("IRA") under the Plan if permitted by the Plan Administrator and the custodian of your IRA.

      36.  What are some of my responsibilities under the Plan?

      You should notify the Plan Administrator promptly in writing of any change of address. Account statements and other communications to you will be addressed to the last address of record provided by you to the Plan Administrator. If the Plan Administrator cannot find you, your shares may be deemed to have been abandoned under state laws and may escheat to the state.

Termination of Participation in the Plan

      37.  How and when may I terminate participation in the Plan?

      You may close your Plan account at any time by providing written notice to the Plan Administrator. The Plan Administrator will process your request as soon as practicable, in its sole discretion, after any applicable pending dividend, reinvestment or optional cash payment has been credited to your account.

      38.  May UMB terminate my participation in the Plan?

      Yes. UMB may terminate your account immediately, for any reason or for no reason, upon sending written notice to you at the last known address as shown on the Plan Administrator's records. Such termination will be effective when the notice is sent. For example, UMB may terminate your participation upon receipt of satisfactory (determined by the Plan Administrator in its sole discretion) written evidence of your death or adjudication of incompetency, in which case, however, dividend payments received together with any shares held in your Plan will be retained until satisfactory (determined by the Plan Administrator in its sole discretion) evidence of the appointment of your legal representative and its right to receive the dividends, shares, or both, shall have been received by the Plan Administrator. No interest shall be paid on any funds held pending such appointment and delivery.

      39. What will be done with the shares of common stock credited to my Plan account upon termination?

      Upon termination of your participation in the Plan, the Plan Administrator typically will send you a stock certificate for the number of whole shares in your Plan account and a check in an amount equal to the value of any fractional shares based upon the prevailing market price, less applicable costs and fees in connection with the sale not paid by UMB, as soon as practicable.

      Upon termination of your participation in the Plan, if you do not wish to receive a stock certificate for the number of whole shares in your account, you may request that such shares be sold by notifying the Plan Administrator. The Plan Administrator will promptly sell your shares on the open market. The proceeds of such sale (less any brokerage commissions and a sale processing fee) will be promptly forwarded to you.

Modification, Suspension or Termination of the Plan by UMB

      40.  May UMB change or discontinue the Plan?

      While UMB currently intends to continue the Plan indefinitely, UMB may amend, suspend, modify or terminate the Plan at any time. UMB will provide notice of any amendment, suspension, modification or termination. The Plan Administrator may resign at any time upon reasonable notice to UMB in writing. UMB may elect and appoint at any time a new Plan Administrator to administer the Plan.

      41. Who  is  responsible   for  costs  and  expenses  if  UMB  changes  or
          discontinues the Plan?

      UMB will pay all the costs in connection with any modification, suspension or termination of the Plan.

Administration of the Plan

      42. What are the responsibilities of UMB and the Plan Administrator?

      UMB and the Plan Administrator will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate your account upon your death, the prices at which shares are purchased or sold for your account, the times when purchases or sales are made or for fluctuations in the market value of common stock.

      43. Who interprets and regulates the Plan?

      Any questions of interpretation arising under this Plan will be determined by UMB and any determination will be final. UMB may adopt rules and regulations to facilitate the administration of the Plan. The terms and conditions of the Plan and its operation will be governed by the laws of the State of Missouri.

Important Tax Consequences

      44. What are the federal income tax consequences of participation in the Plan?

      In general, if you enroll in the Plan, as of the date of this prospectus, you will have the same federal income tax obligations with respect to reinvested dividends as you would with dividends not reinvested under this Plan.

      You will be treated for federal income tax purposes as having received, on each investment date, a cash distribution equal to the full amount of the cash dividend payable on that date on the shares of common stock held in your account and all other UMB stock that you own. The Internal Revenue Code requires this treatment even though you never actually receive the reinvested dividends in cash because your dividends are used instead to purchase shares of common stock. In the case of reinvested dividends used to purchase stock directly from us, your tax basis in common stock acquired through dividend reinvestment will equal the amount treated as a distribution for federal income tax purposes.

      If you make optional cash payments, and the optional cash payments are used to purchase common stock directly from UMB in the form of treasury or newly issued shares, you will not recognize income for federal income tax purposes by virtue of the purchase of common stock with the optional cash payments. The tax cost and basis of stock purchased with optional cash payments will be the amount you paid for such stock.

      The federal income tax treatment of purchases of common stock under the Plan from third parties differs from purchases directly from UMB in the following manner. If you reinvest some or all of your dividends and the Plan purchases shares of common stock from a third party, the per share cost of each share of stock will be increased by the per share, pro rata portion of any brokerage fees and transaction costs incurred in connection with such purchase. This amount will be added to your tax basis in the common stock you acquire. Your tax basis in the common stock acquired should equal the amount you paid for the stock, including brokerage fees and transaction costs, if any.

      The holding period for stock purchased with dividends or optional cash payments begins on the day after the applicable investment date.

      Distributions with respect to your stock will generally be taxable as ordinary dividend income for federal income tax purposes to the extent made out of our current or accumulated earnings and profits. Distributions in excess of our current or accumulated earnings and profits will be treated for federal income tax purposes as a return of capital. The amount of a return of capital would first reduce the tax basis of the common stock to which the distribution is attributable to the extent of that tax basis, and the excess, if any, of the amount treated as a return of capital over such tax basis would be treated as a gain from the disposition of such stock. In the event that UMB designates a part or all of the amount distributed as a capital gain dividend, the amount so designated should be treated by you as long-term capital gain.

      You will recognize gain or loss when a fractional share interest is liquidated or when you sell or exchange common stock. The gain or loss will equal the difference between the amount you receive for the fractional share interest or the common stock and the tax basis for the fractional share or common stock.

      Tax consequences will vary depending on your specific circumstances. You should discuss specific tax questions regarding your participation in the Plan with your own tax advisor.

      We urge you to save your account statements in order to calculate your tax basis per share of common stock. The Plan Administrator may charge you a fee for copies of past account statements.

      45. What provision is made for stockholders subject to income tax withholding?

      If you are a foreign stockholder whose dividends are subject to United States income tax withholding, or a domestic stockholder whose dividends are subject to backup withholding taxes, the Plan Administrator will reinvest an amount equal to the dividend less the amount of any tax required to be withheld. Optional cash payments may also create a withholding obligation with respect to any deemed distribution that results. UMB will have amounts withheld from dividends, and any other amounts required to be withheld, paid to the United States Treasury and the respective participants will be advised of the amounts withheld.

FOREIGN STOCKHOLDERS WHO ELECT TO MAKE OPTIONAL CASH PAYMENTS ONLY WILL CONTINUE TO RECEIVE CASH DIVIDENDS ON STOCK REGISTERED IN THEIR NAMES IN THE SAME MANNER AS IF THEY WERE NOT PARTICIPATING IN THIS PLAN. FUNDS FOR OPTIONAL CASH PAYMENTS MUST BE IN UNITED STATES DOLLARS AND WILL BE INVESTED IN THE SAME

WAY AS PAYMENTS FROM OTHER PARTICIPANTS. CHECKS MUST BE DRAWN ON A UNITED STATES BANK.

                                 USE OF PROCEEDS

      UMB will receive proceeds from the sale of its shares held in treasury or newly issued shares of common stock purchased by the Plan Administrator directly from UMB. UMB intends to use the proceeds from the sale of such shares of UMB common stock for general corporate purposes.

      UMB has no basis for estimating either the number of shares of common stock that ultimately will be sold under the Plan or the prices at which the shares will be sold. UMB will not receive any proceeds under the Plan from the purchase of shares of common stock by the Plan Administrator from parties other than us.

          AVAILABLE INFORMATION/INCORPORATION OF DOCUMENTS BY REFERENCE

      UMB files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document filed by UMB at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. UMB's SEC filings are also available to the public from the SEC's website at http://www.sec.gov. or at UMB's website, http://www.umb.com.

      The SEC allows UMB to incorporate by reference the information UMB files with it, which means that UMB can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus supplement, and information that UMB files later with the SEC will automatically update and supersede the information already incorporated by reference. UMB is incorporating by reference the documents listed below, which UMB has already filed with the SEC, and any further filings UMB makes with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until UMB sells all of the securities.

    UMB Financial Corporation SEC
    Filings (File No. 0-4887)                        Period
    -----------------------------    -------------------------------------------


    Annual Report on Form 10-K       Year ended December 31, 2003
    Quarterly Report on Form 10-Q    Quarters  ended  March 31, 2004 and
                                     June 30, 2004
    Current Reports on Form 8-K      Dated January 20, 2004, January 29, 2004,
                                     April 29, 2004, May 12, 2004 and
                                     June 28, 2004

      In addition, UMB is incorporating by reference the description of UMB common stock from its Registration Statement on Form 10 filed June 1, 1970, as amended by Form 8 dated March 5, 1993, and the related Registration Statement on Form 8-A dated August 11, 1995.

      You may request a copy of any of the information that is incorporated by reference in this prospectus supplement, as well as any exhibit UMB has specifically incorporated by reference as an exhibit to this prospectus supplement, at no cost by writing UMB at the following address: UMB Financial Corporation, 1010 Grand Blvd., Kansas City, MO 64106, Attention: Corporate Secretary. Telephone requests may be directed to the Corporate Secretary at
(816) 860-7000.

      You should rely only on the information incorporated by reference or provided in this prospectus supplement or any future prospectus supplement. UMB has not authorized anyone to provide you with different information. UMB is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

                     FACTORS THAT MAY AFFECT FUTURE RESULTS

      Please keep in mind that the information delivered to you with this prospectus, as well as the annual, quarterly and other reports, and other information filed by UMB with the SEC contain forward-looking statements which involve various uncertainties. These uncertainties could cause actual UMB results to be materially different from the forward-looking statements. When reading any of these documents, you should consider all of the risks and uncertainties that are discussed, and you should not rely on any forward-looking statements made by UMB.

      Factors that could cause actual results to be materially different from forward-looking statements include: (1) interest rate, market and monetary fluctuations; (2) monetary and fiscal policies and laws; (3) inflation; (4) general economic conditions; (5) competition and economic conditions in UMB regions and industries; (6) new products; (7) mergers and acquisitions; and (8) the ability of UMB to manage these and other risks.

      In addition, you should consider the following risks relating to Plan participation:

      You will not know the price at which you will be purchasing shares under the Plan until several days after you have made an investment decision.

      If you elect to make optional cash payments, you must send funds to the Plan Administrator at least two (2) business days prior to the related investment date. Between the time that you decide to purchase shares through the Plan and the time of actual purchase, the price of UMB common stock may fluctuate, or other information may become available to you that would affect your investment decision. Accordingly, you bear the risk of buying shares of UMB common stock through the Plan at prices higher than you would otherwise be willing to pay, or under circumstances in which you would otherwise not invest in shares of UMB common stock.

     The price of UMB stock may decline between the time you decide to sell shares of stock in your Plan account and the time that your shares are sold.

     Direct participation in the Plan requires that you register shares of your stock with the Plan Administrator. If you decide to sell your shares, you may request the Plan Administrator either to sell your shares or to issue certificates to you so that you may engage a broker to sell your shares. The Plan Administrator may take up to thirty (30) days to satisfy your request. If the market price of UMB common stock declines during that time, you will have lost the opportunity to sell your shares at the highest possible price. If you have enrolled in dividend reinvestment, you may not withdraw less than five (5) business days before a dividend record date.

      You will not be able to direct the time or price at which the Plan Administrator sells your shares.

      If you request the Plan Administrator to sell the shares held in your Plan account, you will not be able to direct the time or price at which your shares are sold. Although the Plan Administrator will attempt in good faith to sell your shares without delay, UMB cannot assure you that the Plan Administrator will be able to sell your shares at the highest possible price. Moreover, the Plan Administrator may sell your shares at a price that is lower than the price at which you would otherwise prefer to sell your shares.

      No interest will be paid on dividends or optional cash payments until such money is reinvested or invested, as the case may be.

      UMB will not pay interest on your dividends or optional cash payments until such money is reinvested or invested. As noted above, if you elect to make optional cash payments of more than $3,000 a calendar quarter, and your request for a waiver is not granted, such payments will be returned to you without interest, unless UMB approves your request to purchase more than $3,000 per quarter.

                                     EXPERTS

      Deloitte & Touche LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2003, as set forth in their report, which is incorporated by reference in this prospectus. Our financial statements and schedules are incorporated by reference in reliance on Deloitte & Touche LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL OPINION

      In connection with the original registration statement filed with the SEC on November 14, 1995, UMB's legal counsel passed on certain matters related to the shares of common stock to be purchased pursuant to the Plan. No additional shares are being registered pursuant to this Prospectus Supplement No. 1.

                                 INDEMNIFICATION

      Section 355 of the General and Business Corporation Law of Missouri provides for the indemnification of directors and officers of corporations organized thereunder in certain circumstances. Such Section 355 grants to each such corporation the power to indemnify its directors and officers against liability for certain of their acts. UMB's bylaws provide that directors and officers of UMB shall be indemnified to the fullest extent permitted by the laws of the State of Missouri against liability for certain of their acts. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of UMB pursuant to the foregoing provisions or otherwise, UMB has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

================================              ==============================



                                                     300,000 Shares

       TABLE OF CONTENTS                       UMB Financial Corporation

                           Page

UMB FINANCIAL CORPORATION ..........2                Common Stock

DESCRIPTION OF THE PLAN ............2
  Purpose ..........................2
  Advantages .......................2
  Plan Administrator ...............3
  Participation ....................3
  Investment Options ...............5
  Purchases Under the Plan .........7
  Certificates for Shares of
   UMB Common Stock ................9                ___________
  Withdrawal and Sale of
   Shares in Plan Accounts.........10                PROSPECTUS
  Owning Stock in the Plan ........12              SUPPLEMENT NO. 1
  Changes in Plan Participation ...13                ___________
  Other Information ...............13
  Termination of Participation
   in the Plan ....................14
  Modification, Suspension or
   Termination of the Plan by UMB..14
  Administration of the Plan ......15
  Important Tax Consequences ......15

USE OF PROCEEDS ...................17

AVAILABLE INFORMATION/
  INCORPORATION OF DOCUMENTS
  BY REFERENCE ....................17

FACTORS THAT MAY AFFECT
  FUTURE RESULTS ..................18

EXPERTS ...........................19

LEGAL OPINION .....................19

INDEMNIFICATION ...................20


                                                    August 27, 2004



================================              ==============================